Exhibit 99.1

AUTOBYTEL REGAINS NASDAQ COMPLIANCE

IRVINE, Calif. (March 3, 2011) – Autobytel Inc. (NASDAQ: ABTL), a leading provider of online consumer purchase requests and marketing resources to the automotive industry, today announced that it was notified by the Listing Qualifications Director of the NASDAQ Stock Market that it has regained compliance with the previously reported listing deficiency and that the matter is now closed.

The notification from NASDAQ stated that on September 23, 2010, Autobytel was informed that its common stock failed to maintain a minimum closing bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of the NASDAQ Stock Market.  Since then, however, the closing bid price of Autobytel’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days.  Accordingly, Autobytel has regained compliance with Listing Rule 5450(a)(1).

About Autobytel Inc. (www.autobytel.com)
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched autobytel.com in 1995.  Today, Autobytel is now the largest provider of U.S. automotive consumer purchase requests for new cars and continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites, including Autotropolis.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, DealershipJobs.comsm, MyGarage.com® and MyRide.com® and its respected online partners, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.

# # #

Contacts:

Investor Relations
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

Media Relations
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

Media Relations
Jim Helberg
949-862-1395
jimh@autobytel.com